Exhibit 99.1

ICTV Brands, Inc. Completes $7 million Common Stock Financing at $0.34/Share

WAYNE, PA—(Marketwired - Feb 6, 2017) - ICTV Brands, Inc. ( OTCQX : ICTV ) ( CSE : ITV ), a digitally focused, direct response marketing and branding company specializing in the health, wellness and beauty sector, today announced that it has closed financing totaling $7 million through the sale of common stock to accredited investors at a price of $0.34 per share.

Use of proceeds will fund our two previously announced acquisitions. In January of 2017, ICTV acquired certain assets of PhotoMedex including its flagship product no!no!, along with the Kyrobak and ClearTouch brands. The trailing 12 month revenue associated with these brands as of September 30, 2016 was approximately $41.6 million, the vast majority of which came from the no!no! brand. Also part of this asset acquisition were the CoralActives brand and a portfolio of Medicated Soap Bars from Ermis Labs.

CFO Ernest P. Kollias Jr. stated, “Closing out the financing step to our transformative initiatives will allow the company to now focus on delivering significant growth in revenue, as well as synergies across the brand portfolio. ICTV has spent the past two years repositioning the company and with the consumer product portfolio, talent across our organization, and worldwide infrastructure we will drive our expansion across the globe in the years to come. Our future is exciting and we are well positioned to deliver profitable growth in 2017.”

For more information on ICTV Brands product, DermaWand, or the no!no!, Kyrobak, ClearTouch, and CoralActives brands, please visit each product’s respective consumer website:

●	www.dermawand.com
●	www.officialnono.com
●	www.kyrobak.com
●	www.cleartouchnails.com
●	www.coralactives.com
●	www.medicatedbars.com

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, international third party distributors, live television shopping and retail. Its products are sold in North America and are available in over 65 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a sonic exfoliation skin care system which helps reduce visible signs of aging, Jidue, a facial massager device which helps alleviate stress, and Good Planet Super Solution, a multi-use cleaning agent. ICTV Brands, Inc. was founded in 1998 and is headquartered in Wayne, Pennsylvania. For more information on our current initiatives, please visit www.ictvbrands.com.

PhotoMedex, Inc.

PhotoMedex is a global skin health company providing aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including acne and photo damage. Its long-held experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and direct to consumer outlets for home-use products. PhotoMedex sells home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by, or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Among these forward-looking statements are statements regarding the closing of additional amounts under the common stock private placement, the ability of ICTV Brands to successfully integrate the acquisitions and become a major player in the worldwide marketplace for health and beauty products, and any other statements regarding ICTV’s plans or objectives with respect to the acquisitions. Although ICTV believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks that may affect the ability of ICTV to successfully raise additional amounts under the common stock financing, and the ability of ICTV to realize the anticipated benefits from the acquisition. For additional risks and uncertainties that could impact ICTV’s forward-looking statements, please see ICTV’s Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under “Risk Factors” therein, which ICTV has filed with the SEC and similar disclosure, if any, contained in Quarterly Reports filed by ICTV on Form 10-Q after the filing of such Annual Report on Form 10-K, which may be viewed at http://www.sec.gov. ICTV disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

Contact Information

Rich Ransom

Ransom@ictvbrands.com

484-598-2313

Kelvin Claney

Claney@ictvbrands.com

484-598-2314